Exhibit 4.4

Draganfly Inc.

Condensed Consolidated Interim Financial Statements - Unaudited

For the Three Months Ended March 31, 2021

(Expressed in Canadian Dollars)

Draganfly Inc.

Condensed Consolidated Interim Statements of Financial Position

Expressed in Canadian Dollars

		March 31,	December 31,
As at	Notes	2021	2020
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	5	$21,067,923	$1,982,416
Amounts receivable	6	946,961	810,791
Inventory	7	1,377,405	1,233,619
Prepaids	8	301,141	335,022
		23,693,430	4,361,848

Non-current Assets
Goodwill	3,4,11	17,697,079	2,166,563
Equipment	10	241,133	153,870
Intellectual property	11	2,511,173	273,867
Investment	9	777,143	-
Right of use asset	12	135,874	144,419
TOTAL ASSETS		$45,055,832	$7,100,567

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Trade payables and accrued liabilities	14	$1,908,593	$1,857,177
Customer deposits	15	289,803	385,449
Deferred income	16	440,000	-
Loans	17	38,465	62,978
Derivative liability	18	41,767,806	748,634
Lease liability	13	83,283	93,239
		44,527,950	3,147,477

Non-current Liabilities
Deferred income	16	8,932	5,062
Loans	17	71,068	34,938
Lease liability	13	66,397	64,885
TOTAL LIABILITIES		44,674,347	3,252,362

SHAREHOLDERS’ EQUITY
Share capital	18	75,459,911	36,943,304
Equity reserve	18	5,955,327	3,024,007
Accumulated deficit		(81,320,287)	(36,119,210)
Unrealized gain on investments available for sale	9	277,143	-
Accumulated other comprehensive loss		9,391	104
TOTAL SHAREHOLDERS’ EQUITY		381,485	3,848,205
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$45,055,832	$7,100,567

Nature and Continuance of Operations (Note 1)

Subsequent Events (Notes 1, 25)

Approved and authorized for issuance by the Board of Directors on May 26, 2021.

“Scott Larson”	“Cameron Chell”
Director	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Draganfly Inc.

Condensed Consolidated Interim Statements of Comprehensive Loss - Unaudited

Expressed in Canadian Dollars

		For the three months ended
		March 31,	March 31,
	Note	2021	2020
Revenue from sales of goods	19	$1,129,307	$22,356
Revenue from provision of services	19	410,429	474,701
TOTAL REVENUE		1,539,736	497,057

COST OF SALES		(1,024,729)	(59,786)

GROSS PROFIT		515,007	437,271

OPERATING EXPENSES
Amortization	11	$13,694	$882
Depreciation	10,12	35,302	14,153
Director fees	22	86,691	-
Office and miscellaneous	20	2,339,401	650,297
Professional fees		868,479	92,425
Research and development		15,048	3,969
Share-based payments	18	1,049,866	519,384
Travel		28,758	7,620
Wages and salaries		402,361	366,503
		(4,839,600)	(1,655,233)
OTHER INCOME (EXPENSE)
Change in fair value of derivative liability	18	(41,019,172)	-
Finance and other costs	23	(6,405)	(4,006)
Foreign exchange gain (loss)		145,095	50,845
Gain on settlement of debt	24	-	67,493
Government income		20,706	-
Other income (loss)		(16,708)	(478)
Unrealized investment gain	9	277,143	-
NET LOSS		$(44,923,934)	$(1,104,108)

OTHER COMPREHENSIVE LOSS
Foreign exchange translation		9,287	13,814
COMPREHENSIVE LOSS		(44,914,647)	(1,090,294)

Loss per share
Basic/Diluted		$(0.48)	$(0.02)
Weighted average number of common shares outstanding		93,426,279	70,178,481

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Draganfly Inc.

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity (Deficiency) - Unaudited

Expressed in Canadian Dollars

	Number of Shares	Share Capital	Equity Reserve	Accumulated Deficit	Unrealized Gain on Investments Available for Sale	Accumulated Other Comprehensive Income	Total Shareholders’ Equity (Deficiency)
Balance at December 31, 2019	69,670,613	$27,786,517	$2,508,233	$(28,103,397)	$-	$-	$2,191,353
Shares issued for exercise of warrants	3,110,800	1,155,539	(756,459)	-	-	-	399,080
Share-based payments	-	-	519,384	-	-	-	519,384
Net loss	-	-	-	(1,104,108)	-	-	(8,015,813)
Translation of foreign operations	-	-	-	-	-	13,814	13,814

Balance at March 31, 2020	72,781,413	$28,942,056	$2,271,158	$(29,207,505)	$-	$13,814	$2,019,523
Shares issued for exercise of warrants	4,813,075	2,851,591	(888,734)	-	-	-	1,962,857
Shares issued for acquisition	3,225,438	2,178,961	-	-	-	-	2,178,961
Shares issued as finder’s fees	200,000	100,000	-	-	-	-	100,000
Shares issued for debt settlement	555,409	344,354	-	-	-	-	344,354
Shares issued for financing	3,518,034	2,018,845	-	-	-	-	2,018,845
Shares issued for exercise of RSUs	999,992	507,497	(507,497)	-	-	-	-
Share-based payments	-	-	2,149,080	-	-	-	2,149,080
Net loss	-	-	-	(6,911,705)	-	-	(6,911,705)
Translation of foreign operations	-	-	-	-	-	(13,710)	(13,710)

Balance at December 31, 2020	86,093,361	$36,943,304	$3,024,007	$(36,119,210)	$-	$104	$3,848,205
Shares issued for exercise of warrants	7,015,124	3,507,562	-	-	-	-	3,507,562
Shares issued for acquisition	6,000,000	14,220,000	3,072,857	-	-	-	17,292,857
Shares issued for exercise of RSUs	624,998	300,000	(300,000)	-	-	-	-
Shares issued for exercise of stock options	1,892,495	1,846,776	(891,403)	-	-	-	955,373
Shares issued for financing	32,443,457	18,717,438	-	-	-	-	18,717,438
Share issue costs	-	(273,169)	-	-	-	-	(273,169)
Shares issued in lieu of cash	75,000	198,000	-	-	-	-	198,000
Share-based payments	-	-	1,049,866	-	-	-	1,049,866
Net loss	-	-	-	(45,201,077)	-	-	(45,201,077)
Unrealized gain on investments available for sale	-	-	-	-	277,143	-	277,143
Translation of foreign operations	-	-	-	-	-	9,287	9,287

Balance at March 31, 2021	134,144,435	$75,459,911	$5,955,327	$(81,320,287)	$277,143	$9,391	$381,485

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Draganfly Inc.

Condensed Consolidated Interim Statements of Cash Flows - Unaudited

Expressed in Canadian Dollars

	For the three months ended
	March 31, 2021	March 31, 2020
OPERATING ACTIVITIES
Comprehensive loss	$(44,923,934)	$(1,104,108)
Adjustments for:
Amortization	13,694	882
Depreciation	35,302	14,153
Change in fair value of derivative liability	41,019,172	-
Finance and other costs	6,405	4,006
Gain on settlement of debt	-	(67,493)
Income from government assistance	(20,706)	-
Share-based payments	1,049,866	519,384
Unrealized gain on investments	(277,143)	-
	(3,097,344)	(633,176)
Net changes in non-cash working capital items:
Accounts receivable	(136,170)	64,604
Inventory	(143,786)	(402,376)
Prepaid expenses	33,881	155,416
Right of use asset	(14,365)	-
Trade payables and accrued liabilities	(188,645)	(104,688)
Customer deposits	(95,646)	-
Deferred income	(3,870)	-
Loans	443,870	-
Lease liability	14,398	-
Funds used in operations activities	(3,187,677)	(920,220)

INVESTING ACTIVITIES
Cash paid for acquisition	(250,000)	-
Purchase of equipment	(103,274)	-
Revaluation of equipment	3,619	-
Investments	(500,000)	-
Funds provided by (used in) investing activities	(849,655)	-

FINANCING ACTIVITIES
Proceeds from issuance of common shares for financing	18,717,438	399,080
Share issue costs	(273,169)	-
Proceeds from issuance of common shares in lieu of cash	198,000	-
Proceeds from issuance of common shares for warrants exercised	3,507,562	-
Proceeds from issuance of common shares for stock options exercised	955,373	-
Proceeds from issuance of loans	60,000	-
Repayment of loans	(24,513)	-
Repayment of lease liability	(27,139)	(10,750)
Funds provided by financing activities	23,113,552	388,330

Effects of exchange rate changes on cash	9,287	12,457
Change in cash	19,076,220	(531,890)
Cash, beginning of period	1,982,416	2,429,375
Cash, end of period	$21,067,923	$1,909,942

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Draganfly Inc.

Condensed Consolidated Interim Statements of Cash Flows - Unaudited

Expressed in Canadian Dollars

Cash and cash equivalents consist of the following:
Cash held in banks	$20,925,211	$1,767,932
Guaranteed investment certificate	142,712	142,010
	$21,067,923	$1,909,942

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

1.	NATURE AND CONTINUANCE OF OPERATIONS

Draganfly Inc. (the “Company”) was incorporated on June 1, 2018 under the Business Corporations Act (British Columbia). The Company’s shares began trading on the Canadian Securities Exchange (the “CSE”) under the symbol “DFLY”. The Company’s head office is located at 2108 St. George Avenue, Saskatoon, SK, S7M 0K7 and its registered office is located at 2300 – 550 Burrard Street, Vancouver, BC, V6C 2B5.

On August 15, 2019, the Company and 1187607 B.C. Ltd. (“Merger Co.”), a wholly-owned subsidiary of the Company, completed a Business Combination Agreement (the “BCA”) with Draganfly Innovations Inc. (“Draganfly Innovations”) (the “Amalgamation”). Under the Amalgamation, shareholders of Draganfly Innovations received 1.794 fully paid and non-assessable common shares in the authorized share structure of the Company for each Draganfly Innovations share. Consequently, the Company owns 100% of Draganfly Innovations and the Draganfly Innovations shareholders became shareholders of the Company. Draganfly is an operational business of developing and manufacturing multi-rotor helicopters, industrial aerial video systems and civilian small unmanned aerial systems or vehicles. Pursuant to the Amalgamation the Company changed its name to “Draganfly Inc.”.

The recent outbreak of the coronavirus, also known as "COVID-19", has spread across the globe and is impacting worldwide economic activity. Conditions surrounding the coronavirus continue to rapidly evolve and government authorities have implemented emergency measures to mitigate the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods, and social distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

There are significant uncertainties with respect to future developments and impact to the Company related to the COVID-19 pandemic, including the duration, severity, and scope of the outbreak and the measures taken by governments and businesses to contain the pandemic. While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impacts of COVID-19 on our business operations cannot be reasonably estimated at this time. At the date of these financial statements, the outbreak and the related mitigation measures have had the following impacts on the Company’s operations, among others: temporary closure of business locations, supply chain issues, and decrease in sales. The extent to which these events may impact the Company’s business activities will depend on future developments, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, business disruptions, and the effectiveness of actions taken in Canada and other countries to contain and treat the disease. With COVID-19 being an ongoing issue, the Company has prepared its employees at its Saskatchewan and British Columbia facilities to be able to work from home. The Company also applied to the various federal government relief initiatives. Although the Company’s major custom engineering customer temporarily closed that part of its business, the Company believes it will start up again. Further, the Company has entered into a distribution agreement to be the exclusive provider of one of their products which has helped offset custom engineering work from that customer. Aside from the acquisition of Dronelogics and being opportunistic on other partnerships or acquisitions, the Company expanded its products/services offered to include health/telehealth applications relating to COVID-19, as a way to deal with the impacts of COVID-19. However, these ongoing events are highly uncertain and as such, the Company cannot determine the ultimate financial impacts at this time. Any deterioration in the current situation could have an adverse impact on our business, results of operations, financial position, and cash flows in 2021.

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

2.	BASIS OF PREPARATION

Statement of Compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Reporting Interpretation Committee (“IFRIC”). The principal accounting policies applied in the preparation of these interim financial statements, including International Accounting Standards (“IAS”) 34 Interim Financial Reporting, are set out below. These policies have been consistently applied to all years presented, unless otherwise stated.

The notes presented in these condensed consolidated interim financial statements include only significant events and transactions occurring since the Company’s last fiscal year end and they do not include all of the information required in the Company’s most recent annual financial statements. Except as noted below, these condensed consolidated interim financial statements follow the same accounting policies and methods of application as the Company’s annual financial statements and should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2020, which were prepared in accordance with IFRS as issued by IASB. There have been no significant changes in judgement or estimates from those disclosed in the financial statements for the year ended December 31, 2020.

These condensed consolidated interim financial statements were authorized for issue by the Board of Directors on May 25, 2021.

The financial statements of the Company have been prepared on a historical cost basis, modified where applicable. In addition, the financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Basis of consolidation

Each subsidiary is fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases.

The consolidated financial statements include the accounts and results of operations of the Company and its wholly owned subsidiaries listed in the following table:

Name of Subsidiary	Place of Incorporation	Ownership Interest
Draganfly Innovations Inc.	Canada	100%
Draganfly Innovations USA, Inc.	US	100%
Dronelogics Systems Inc.	Canada	100%

All intercompany balances and transactions were eliminated on consolidation.

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

3.	DRONELOGICS ACQUISITIONS

On April 30, 2020, the Company acquired all of the issued and outstanding shares of Dronelogics Systems Inc. (“Dronelogics”), excluding the cinematography division, for consideration of $500,000 cash and 3,225,438 common shares (the “Transaction”).

In connection with the Transaction, the Company paid fees of $160,000 to certain advisors consisting of $100,000 by way of 200,000 in shares at a price of $0.50 per share and as to $60,000 in cash or shares at a deemed price of $0.50 per share. At closing, the Company (i) granted 445,000 incentive stock options to certain employees of Dronelogics pursuant to the Company’s share compensation plan, exercisable at a price equal to closing price of the shares on the CSE on January 31, 2020. The options have a term of 10 years and 375,000 vest in three equal tranches, on the grant date and first and second anniversaries of the date of grant while 70,000 vest on the first anniversary of the grant date, and (ii) awarded 375,000 RSUs to certain directors and officers of Dronelogics. RSUs were awarded to certain directors and officers of Dronelogics pursuant to the Company’s share compensation plan. The RSUs vest in three equal tranches, on the first, second and third anniversaries of the date of award.

The purchase price allocation (“PPA”) is as follows:

Number of shares of Draganfly Inc.	3,225,438
Fair value of common shares	$0.83
Fair value of shares of Draganfly Inc.	$2,677,114
Present value of the fair value of shares of Draganfly Inc.	2,178,960
Cash portion of purchase price	500,000
Total	$2,678,960
Tangible assets acquired
Cash	$42,593
Accounts receivable	98,852
Inventory	629,684
Prepaids and deposits	93,997
Other current assets	3,014
Capital assets	54,946
Right-of-use assets	83,428
Accounts payable and accrued liabilities	(222,766)
Customer deposits	(245,959)
Loans	(245,752)
Other current liabilities	(8,437)
Lease liabilities	(87,203)
196,397

Identifiable intangible assets
Customer relationships	197,000
Website	119,000
316,000

Goodwill	2,166,563
Total consideration	$2,678,960

The Company estimated the fair value as follows:

•	Customer relationships based on an income approach, specifically multi-period excess earnings method, by identifying key customers, applying attribution rate of 15% per annum and discount rate of 18% per annum; and

•	Website based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 0.5% and discount rate of 17% per annum.

Furthermore, the excess of the consideration paid over the fair value of the identifiable assets (liabilities) acquired were recognized as goodwill, which primarily consisted of the assembled workforce.

From the date of the acquisition to December 31, 2020, the acquired business contributed $4,086,350 of revenue and a net income of $434,528.

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

4.	VITAL INTELLIGENCE ACQUISITION

On March 25, 2021, the Company acquired the assets of Vital Intelligence Inc. (“Vital”) for consideration of: (a) a cash payment of $500,000 with $50,000 paid upon execution of the asset purchase agreement, $200,000 to be paid at closing and $250,000 to be paid on the six-month anniversary date of closing; and (b) 6,000,000 units of the Company with each unit being comprised of one common share of the Company and one common share purchase warrant (the “Acquisition”). Each warrant will entitle the holder to acquire one common share for a period of 24 months following closing at an exercise price of $2.67 per common share and the Company will be able to accelerate the expiry date of the warrants after one year in the event the underlying common shares have a value of at least 30% greater than the exercise price of the warrants. The units will be held in escrow following closing with 1,500,000 units being released at closing and the remainder to be released upon the Company reaching certain revenue milestones received from the purchased assets. The units were issued on March 22, 2021.

The units of the Company are to be releasable from escrow in accordance with the terms and conditions of the Escrow Agreement, as follows:

a)	1,500,000 units shall be released on the closing date;
b)	1,500,000 units shall be released from escrow upon the Vital assets earning revenue in the aggregate amount of $2,000,000;
c)	1,500,000 units shall be released from escrow upon the Vital assets earning revenue in the aggregate amount of $4,000,000; and
d)	1,500,000 units shall be released from escrow upon the Vital assets earning revenue in the aggregate amount of $6,000,000.

The Vital Intelligence product platform is a combination of proprietary Intellectual Property along with external technology. The base technology is computer vision signal processing that incorporates learning algorithms that can detect heart rate, breathing/respiratory rate, coughs, mask usage, social distancing, temperature, oxygen saturation of blood, and blood pressure. Combined, all these data points provide and deliver an analysis of health and better accuracy in determining infection with various respiratory related issues.

Vital Intelligence has developed a suite of products that is designed to maximize the use of its technology by serving a variety of different market segments and sectors:

-	Drone Vital Sign Detection: Video from a drone is analyzed and can provide an individuals’ heart rate, respiratory rate, and also detect coughing. The data is processed via either a local or cloud storage service in real or near-real time.
-	Drone Social Distancing Detection: Video cameras attached to drones collect data which is then used to determine social distancing. The data is processed via either a local or cloud storage service in real or near-real time.
-	Thermography Kiosk: This product, also branded as Safe Set Solution, is a moveable kiosk (consisting of a thermal detection camera, laptop and stand) to provide thermal detection and reporting systems. Kiosk is able to be placed in entryways or throughways to capture temperature readouts of passers-by.
-	Thermography Detection Camera System: This group of products is a stationary camera system, or systems of networked cameras aimed at critical entryways or locations designed to capture core-body temperature of individuals entering a space. Algorithms read video feeds and allow for company or facility use decisions to be made. An example would be capturing temperature readouts from individuals and then integrating that data into a company’s employee badge systems for compliance and monitoring as well as door locking systems to grant access to a space.
-	Social Distancing Camera System: This product is a stationary camera system, or system of networked cameras aimed at high traffic areas in order to capture data on social distancing. Information is provided via overlay on capture footage. The technology can be used on archived or real-time video footage to assist community health workers in predicting outbreaks of infections.

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

4.	VITAL INTELLIGENCE ACQUISITION

The PPA is as follows:

Number of units of Draganfly Inc.	6,000,000
Fair value of units	$2.88
Fair value of units of Draganfly Inc.	$17,292,857
Fair value of cash portion of purchase price	488,659
Total	$17,781,516

Identifiable intangible assets
Brand	$540,000
Software	1,711,000
2,251,000

Goodwill	15,530,516
Total consideration	$17,781,516

The Company estimated the fair value as follows:

•	Brand based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 1.0% and discount rate of 40% per annum.

•	Software based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 5.0% and discount rate of 40% per annum.

5.	CASH AND CASH EQUIVALENTS

	March 31, 2020	December 31, 2020
Cash held in banks	$20,925,211	$1,839,871
Guaranteed investment certificate	142,712	142,545
	$21,067,923	$1,982,416

On March 27, 2021, the Company has $142,710 in a guaranteed investment certificate (“GIC”) to secure its credit cards. The terms of the GIC are for 1 year at a rate of 0.10% per annum.

6.	AMOUNTS RECEIVABLE

	March 31, 2021	December 31, 2020
Trade accounts receivable	$946,961	$780,254
SR&ED receivable	-	30,537
	$946,961	$810,791

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

7.	INVENTORY

	March 31, 2021	December 31, 2020
Finished goods	$1,286,017	$1,155,871
Parts	91,388	77,748
	$1,377,405	$1,233,619

During the three months ended March 31, 2021, $784,095 (2020: $7,576) of inventory was sold and recognized in cost of sales.

8.	PREPAID EXPENSES AND DEPOSITS

	March 31, 2021	December 31, 2020
Insurance	$29,195	$992
Prepaid interest	4,750	-
Prepaid marketing services	56,532	187,826
Prepaid rent	-	3,583
Prepaid subscriptions	4,167	5,953
Deposits	206,497	136,668
	$301,141	$335,022

9.	INVESTMENTS

On March 10, 2021, the Company purchased 1,428,571 units of a company for $500,000. Each unit is comprised of one common share and one share purchase warrant. These warrants have an exercise price of $0.50 per warrant, each convert to one common share, and have a life of two years, expiring on March 17, 2023. These assets have been classified as Available for Sale and any unrealized gains or losses will be recognized through the income statement.

Balance at March 10, 2021	$500,000
Gain/Loss	277,143
Balance at March 31, 2021	$777,143

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

10.	EQUIPMENT

	Computer Equipment	Furniture and Equipment	Leasehold Improvements	Software	Vehicles	Total
Cost
Balance at January 1, 2020	$7,000	$142,173	$-	$29,967	$-	$179,140
Additions	2,028	21,860	-	-	-	23,888
Net assets acquired in the Acquisition	15,369	7,573	4,352	-	27,652	54,946
Balance at December 31, 2020	$24,397	$171,606	$4,352	$29,967	$27,652	$257,974
Additions	1,505	101,769	-	-	-	103,274
Revaluation	-	-	-	-	(3,619)	(3,619)
Balance at March 31, 2021	$25,902	$273,376	$4,352	$29,967	$24,033	$357,629

Accumulated depreciation
Balance at January 1, 2020	$6,761	$37,944	$-	$19,294	$-	$63,999
Charge for the year	5,631	22,019	3,220	3,202	6,033	40,105
Balance at December 31, 2020	$12,392	$59,963	$3,220	$22,496	$6,033	$104,104
Charge for the year	1,744	7,606	1,132	560	1,350	12,392
Balance at March 31, 2021	$14,136	$67,569	$4,352	$23,056	$7,383	$116,496

Net book value:
December 31, 2020	$12,005	$111,643	$1,132	$7,471	$21,619	$153,870
March 31, 2021	$11,765	$205,807	$-	$6,911	$16,650	$241,133

11.	INTELLECTUAL PROPERTY

	Patents	Customer Relationships	Brand & Software	Goodwill	Total
Cost
Balance at January 1, 2020	$41,931	$-	$-	$-	$41,931
Intangible assets acquired in the Transaction	-	197,000	119,000	2,166,563	2,482,563
Balance at December 31, 2020	$41,931	$197,000	$119,000	$2,166,563	$2,524,494
Intangible assets acquired in the Acquisition	-	-	2,251,000	15,530,516	17,781,516
Balance at March 31, 2021	$41,931	$197,000	$2,370,000	$17,697,079	$20,264,079

Accumulated amortization
Balance at January 1, 2020	$40,546	$-	$-	$-	$40,546
Charge for the year	1,385	26,267	15,866	-	43,518
Balance at December 31, 2020	$41,931	$26,267	$15,866	$-	$84,064
Charge for the year	-	8,537	5,157	-	13,694
Balance at March 31, 2021	$41,931	$34,804	$21,023	$-	$97,758

Net book value:
December 31, 2020	$-	$170,733	$103,134	$2,166,563	$2,440,430
March 31, 2021	$-	$162,196	$2,348,977	$17,697,079	$20,208,252

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

11.	INTELLECTUAL PROPERTY (CONT’D)

Customer relationships

On April 30, 2020, the Company acquired a 100% interest in Dronelogics and assigned $197,000 to the fair value of customer relationships.

Brand

On April 30, 2020, the Company acquired a 100% interest in Dronelogics and assigned $119,000 to the fair value of the website/domain name.

On March 25, 2021, the Company acquired the assets of Vital and assigned $540,000 to the fair value of the brand.

Software

On March 25, 2021, the Company acquired the assets of Vital and assigned $1,711,000 to the fair value of the software.

Goodwill

On April 30, 2020, the Company acquired a 100% interest in Dronelogics, which included goodwill. Goodwill was valued at $2,166,563.

On March 25, 2021, the Company acquired the assets of Vital, which included goodwill. Goodwill was valued at $15,530,516.

The key assumptions used in the calculations of the recoverable amounts include sales growth per year, changes in cost of sales and capital expenditures based on internal forecasts.

12.	RIGHT OF USE ASSETS

Total
Cost
Balance at January 1, 2020	$159,539
Lease acquired in the Acquisition	83,428
Balance at December 31, 2020	$242,967
Addition	28,610
Lease removal	(7,092)
Balance at March 31, 2021	$264,485

Accumulated depreciation
Balance at January 1, 2020	$29,545
Charge for the period	69,003
Balance at December 31, 2020	$98,548
Historical correction	7,152
Charge for the period	22,911
Balance at March 31, 2021	$128,611

Net book value:
December 31, 2020	$144,419
March 31, 2021	$135,874

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

13.	LEASE LIABILITY

Total
Balance at January 1, 2020	$136,073
Leases acquired in the Acquisition	87,203
Interest expense	18,290
Lease Payments	(83,442)
Balance at December 31, 2020	$158,124
Historical correction	22,043
Interest expense	4,297
Lease payments	(27,139)
Lease removal	(7,645)
Balance at March 31, 2021	149,680

Which consists of:
Current lease liability	$83,283
Non-current lease liability	66,397
Balance at March 31, 2021	$149,680

14.	TRADE PAYABLES AND ACCRUED LIABILITIES

	March 31, 2021	December 31, 2020
Trade accounts payable	$1,303,477	$813,881
Accrued liabilities	478,669	512,205
Due to related parties (Note 21)	92,250	475,628
Government grant payable (Note 20)	33,709	33,709
GST/PST Payable	11,829	21,754
	$1,919,934	$1,857,177

15.	CUSTOMER DEPOSITS

The Company takes a customer deposit on certain orders.

	March 31, 2021	December 31, 2020
Customer deposits	$289,803	$385,449

16.	DEFERRED INCOME

At times, the Company’s subsidiaries may take payment in advance for services to be rendered. These amounts are held and recognized as services are rendered.

	March 31, 2021	December 31, 2020
Deferred income from customers	$440,000	$-
Deferred income from government	8,932	5,062
	448,932	5,062

The deferred income from the government is the calculated fair value of the interest on the Canadian Emergency Business Account (CEBA) loans which is accreted over the remaining expected life of the loans.

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

17.	LOANS

	Start Date	Maturity Date	Rate	Principal	Interest	Total
CEBA	2020-05-19	2022-12-31	0%	$33,848	$1,686	$35,534
CEBA	2021-03-15	2022-12-31	0%	35,424	110	35,534
Vehicle loan	2019-08-30	2024-09-11	6.99%	19,831	3,778	23,609
Shopify loan	2020-08-05		7.00%	13,884	972	14,856
Total				$102,987	$6,546	$109,533

On May 19, 2020, Dronelogics received a $40,000 CEBA loan. This loan is currently interest-free and 25% of the loan, up to $10,000, is forgivable if the loan is repaid on or before December 31, 2022. If the loan is not repaid by that date, the loan can be converted to a three-year term loan at an interest rate of 5%.

On December 4, 2020, the Government of Canada allowed for an expansion of the CEBA loan by $20,000, of which, an additional $10,000 is forgivable if the loan is repaid on or before December 31, 2022.

On March 15, 2021, Draganfly Innovations Inc. received a $60,000 CEBA loan. This loan is currently interest free and up to $20,000 is forgivable if the loan is repaid on or before December 31, 2022. If the loan is not repaid by that date, the loan can be converted to a three-year term loan at an interest rate of 5%.

The CEBA loans are unsecured, the vehicle loan is secured by the vehicle, and the Shopify loan is secured by the Company’s accounts receivable.

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

18.	SHARE CAPITAL

Authorized share capital

Unlimited number of common shares without par value.

Issued share capital

During the three months ended March 31, 2021,

-	The Company issued 7,015,124 common shares for the exercise of warrants for $3,507,562.
-	The Company issued 624,998 common shares for the vesting of Restricted Share Units.
-	The Company issued 1,892,495 common shares for the exercise of stock options for $955,373.
-	The Company issued 75,000 common shares in lieu of cash.
-	The Company issued 32,443,457 units for the Regulation A+ financing in the United States. Each unit is comprised of one common share and one share purchase warrant. These warrants have an exercise price of $0.71 USD per warrant, each convert to one common share, and have a life of two years.
-	The Company issued 6,000,000 units for the acquisition of Vital Intelligence. Each unit is comprised of one common share and one warrant. These warrants have an exercise price of $2.67 per warrant, each convert to one common share, and have a life of two years.

Stock Options

The Company has adopted an incentive share compensation plan, which provides that the Board of Directors of the Company may from time to time, in its discretion, and in accordance with the CSE requirements, grant to directors, officers, employees, and technical consultants to the Company, non-transferable stock options to purchase common shares. The total number of common shares reserved and available for grant and issuance pursuant to this plan shall not exceed 20% (in the aggregate) of the issued and outstanding common shares from time to time. The number of options awarded and underlying vesting conditions are determined by the Board of Directors in its discretion.

As at March 31, 2021, the Company had the following options outstanding and exercisable:

Grant Date	Expiry Date	Exercise Price	Remaining Contractual Life (years)	Number of Options Outstanding	Number of Options Exercisable
October 30, 2019	October 30, 2029	$0.50	8.59	1,483,337	599,998
November 19, 2019	November 19, 2029	$0.50	8.64	250,000	166,666
April 30, 2020	April 30, 2030	$0.50	9.09	445,000	124,999
April 30, 2020	April 30, 2030	$0.77	9.09	550,000	150,000
July 3, 2020	July 3, 2025	$0.64	4.26	1,000,000	166,666
November 24, 2020	November 24, 2030	$0.50	9.66	160,000	50,000
December 11, 2020	December 11, 2030	$0.43	9.70	187,500	-
February 2, 2021	February 2, 2031	$2.64	9.85	150,000	50,000
March 8, 2021	March 8, 2026	$2.78	4.94	50,000	12,500
				4,275,837	1,320,829

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

18.	SHARE CAPITAL (CONT’D)

	Number of Options	Weighted Average Exercise Price
Outstanding, December 31, 2019	3,725,000	$0.50
Forfeited	(216,668)	0.50
Granted	2,460,000	0.63
Outstanding, December 31, 2020	5,968,332	$0.55
Exercised	(1,892,495)	0.50
Granted	200,000	2.68
Outstanding, March 31, 2021	4,275,837	$0.67

During the three months ended March 31, 2021,

-	The Company granted 150,000 options to an employee. Each option is exercisable at $2.64 per share for 10 years.
-	The Company granted 50,000 options to a consultant. Each option is exercisable at $2.78 per share for 5 years.

During the year ended December 31, 2020,

-	The Company granted 445,000 options to employees. Each option is exercisable at $0.50 per share for a period of 10 years from the grant date.
-	The Company issued 600,000 options to consultants. Each option is exercisable at $0.77 per share for a period of 10 years from the grant date.
-	The Company granted 1,000,000 options to employees. Each option is exercisable at $0.64 per share for a period of 5 years from the grant date.
-	The Company granted 165,000 options to employees. Each option is exercisable at $0.50 per share for a period of 10 years from the grant date.
-	The Company granted 250,000 options to a consultant. Each option is exercisable at $0.43 per share for a period of 10 years from the grant date.

During the three months ended March 31, 2021, the Company recorded share-based payment expense of $516,351 (2020: $274,584).

Restricted Share Units

The Company has adopted an incentive share compensation plan, which provides that the Board of Directors of the Company may from time to time, in its discretion, and in accordance with the Exchange requirements, grant to directors, officers, employees, and technical consultants to the Company, restricted stock units (RSUs). The number of RSUs awarded and underlying vesting conditions are determined by the Board of Directors in its discretion. RSUs will have a 3-year vesting period following the award date. The total number of common shares reserved and available for grant and issuance pursuant to this plan, and the total number of Restricted Share Units that may be awarded pursuant to this plan, shall not exceed 20% (in the aggregate) of the issued and outstanding common shares from time to time.

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

18.	SHARE CAPITAL (CONT’D)

As at March 31, 2021, the Company had the following RSUs outstanding:

Number of RSUs
Outstanding, December 31, 2019	3,175,000
Exercised	(999,992)
Forfeited	(341,667)
Granted	1,240,000
Outstanding, December 31, 2020	3,073,341
Exercised	(624,998)
Granted	740,000
Outstanding, March 31, 2021	3,188,343

During the three months ended March 31, 2021, the Company accelerated the vesting of 624,998 RSUs and issued 740,000 RSUs to employees of the Company with each RSU exercisable into one common share of the Company or the cash equivalent thereof upon the vesting conditions being met for a period of three years from the grant date.

During the year ended December 31, 2020, the Company committed to grant 1,240,000 RSUs to employees and consultants of the Company with each RSU exercisable into one common share of the Company or the cash equivalent thereof upon the vesting conditions being met for a period of three years from the grant date.

During the three months ended March 31, 2021, the Company recorded share-based payment expense of $533,515 in stock-based compensation for RSUs, based on the fair values of RSUs granted which were calculated using the closing price of the Company’s stock on the day prior to grant.

Warrants

During the year ended December 31, 2020 and the three months ended March 31, 2021, the Company issued warrants (“USD Warrants”) with a USD exercise price. Being in a foreign currency that is not the Company’s functional currency, these USD Warrants are required to be recorded as a financial liability and not as equity. As a financial liability, these USD Warrants are revalued on a quarterly basis to fair market value with the change in fair value being recorded through the Consolidated Statement of Comprehensive Loss. The initial fair value of these USD Warrants was parsed out from equity and recorded as a financial liability.

To reach a fair value of the USD Warrants, a Black Scholes calculation is used, calculated in USD as the Company also trades on the OTCQB. The Black Scholes value per USD Warrant is then multiplied by the number of outstanding warrants and then multiplied by the foreign exchange rate at the end of the period from the Bank of Canada.

Warrant Derivative Liability

Balance at January 1, 2020	$-
Change in fair value of warrants outstanding	748,634
Balance at December 31, 2020	$748,634
Change in fair value of warrants outstanding	41,019,172
Balance at March 31, 2021	$41,767,806

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

18.	SHARE CAPITAL (CONT’D)

The derivative financial liability consists of the fair value of the non-compensatory share purchase warrants that have exercise prices that differ from the functional currency of the Company and are within the scope of IAS 32 “Financial Instruments: Presentation”. Details of these warrants and their fair values are as follows:

Issue Date	Exercise Price		Number of Warrants Outstanding at March 31, 2021	Fair Value at March 31, 2021	Number of Warrants Outstanding at December 31, 2020	Fair Value at December 31, 2020
November 30, 2020	US$	0.71	2,556,496	$3,050,839	2,556,496	$748,634
February 5, 2021	US$	0.71	6,671,992	7,962,138	-	-
March 5, 2021	US$	0.71	25,771,465	30,754,829	-	-
			34,999,953	$41,767,806	2,556,496	$748,634

During the year ended December 31, 2020, the Company extended the life of the November 5, 2019 warrants from expiring on November 5, 2020 to expiring on November 5, 2021. To do this, it was required that 25% of the remaining November 5, 2019 warrants needed to be exercised by October 21, 2020 and was completed.

	Number of Warrants	Weighted Average Exercise Price
Outstanding, December 31, 2019	18,051,499	$0.41
Exercised	(7,923,874)	0.30
Forfeited	(600,000)	0.50
Granted	2,556,496	0.71
Outstanding, December 31, 2020	12,084,121	$0.59
Exercised	(7,015,124)	0.50
Granted	38,443,457	1.02
Outstanding, March 31, 2021	43,512,454	0.97

As at March 31, 2021, the Company had the following warrants outstanding:

Date issued	Expiry date	Exercise price		Number of warrants outstanding
November 5, 2019	November 5, 2021	CDN$	0.50	2,512,501
November 30, 2020	November 30, 2022	US$	0.71	2,556,496
February 5, 2021	February 5, 2023	US$	0.71	6,671,992
March 5, 2021	March 5, 2023	US$	0.71	25,771,465
March 22, 2021	March 22, 2023	CDN$	2.67	6,000,000
				43,512,454

The weighted average remaining contractual life of warrants outstanding as of March 31, 2021, was 1.83 (December 31, 2020 - 0.90 years).

Of the 6,000,000 warrants issued on March 22, 2021 to acquire Vital, 4,500,000 of the warrants are currently held in escrow, to be released upon completion of the milestones (note 4).

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

19.	REVENUE

The Company sub-classifies revenue within the following components: product revenue and consulting revenue. Product revenue comprises of sales of internally assembled multi-rotor helicopters, industrial aerial video systems, civilian small unmanned aerial systems or vehicles, and wireless video systems. Consulting revenue consists of fees charged for custom engineering and training and simulation consulting.

	March 31, 2021	March 31, 2020
Product sales	$1,129,307	$22,356
Drone service	409,963	-
Custom engineering services	466	474,701
	$1,539,736	$497,057

The Company does not derive significant revenue from any (2019 – one) customers, which exceed 10% of total revenues for the three months ended March 31, 2021 (2020 – $474,701 of custom engineering services revenue).

Consulting revenue:

On May 22, 2017, the Company executed a standard consulting agreement, whereby the Company would provide consulting, custom engineering and investigating and solving on a project-by-project basis. The Company shall be responsible for the development, design, procurement, fabrication, assembly, integration, checkout, integration and test of hardware, software, and firmware necessary to produce a complete system per each project. The consideration for the services performed are based on the labor cost incurred on an hourly basis and minimal preapproved expenditures.

Geographic revenue segmentation is as follows:

	March 31, 2021	March 31, 2020
Canada	$769,380	$7,931
United States	769,419	489,126
International	937	-
	$1,539,736	$497,057

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

19.	REVENUE (CONT’D)

The Company operates in an international market with four reportable operating segments.

	Draganfly Inc.	Draganfly Innovations Inc.	Draganfly Innovations USA, Inc.	Dronelogics Systems Inc.	Total
Product sales	$-	$16,722	$2,127	$1,110,459	$1,129,308
Drone services	-	-	244,552	165,410	409,962
Custom engineering services	-	466	-	-	466
	-	17,188	246,679	1,275,869	1,539,736

Cost of sales	-	(28,645)	(170,756)	(825,328)	(1,024,729)

Gross profit	-	(11,457)	75,923	450,541	515,007

Expenses	3,452,771	834,203	142,847	409,779	4,839,600
Other income (expenses)	(41,015,596)	489,382	-	(73,127)	(40,599,341)
Net income (loss)	(44,468,367)	(356,278)	(66,924)	(32,365)	(44,923,934)
Cumulative translation differences	-	-	9,287	-	9,287
Comprehensive income (loss)	$(44,468,367)	$(356,278)	$(57,637)	$(32,365)	$(44,914,647)

The Company separated the operating segments based on the existing subsidiaries and have revenues as follows:

-	Draganfly Inc.: No revenues.
-	Draganfly Innovations Inc.: Product sales revenues and revenues derived from custom integration and engineering services.
-	Draganfly Innovations USA, Inc.: Product sales revenues and revenues derived from drone and health/telehealth services.
-	Dronelogics Systems Inc.: Product sales revenues and revenues derived from rental, repair, drone as a service, and training services.

For 2020 and 2021, all revenues are derived from external customers.

20.	OFFICE AND MISCELLANEOUS

	March 31, 2021	March 31, 2020
Advertising, Marketing, and Investor Relations	$2,095,092	$486,639
Contract Work	34,077	118,663
Other	210,232	44,995
	$2,339,401	$650,297

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

21.	GOVERNMENT ASSISTANCE

In February 2016, the Company and an Alberta-based government funded not-for-profit organization (the “Organization”) entered into a funding agreement, whereby the Organization would fund 50% of the total costs, up to $375,000 to the Company for the development of a new product. During the year ended December 31, 2016, the Company received $75,000 in funding. On February 28, 2017, the Company and the Organization entered into a repayment agreement, where the Company would refund and repay a portion of the Organization’s initial funding. The repayment agreement set out the terms and conditions upon which the Company was to pay $41,292 over a 12-month repayment plan. In addition, the Company will pay the Organization $33,709 if the Company ever sells a product that the Organization’s funding contributed to. During the year ended December 31, 2019, the final repayment of $13,764 was made and the contingent balance of $33,709 remains in government grants payable (Note 13).

22.	RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company's Board of Directors and corporate officers.

Trade payables and accrued liabilities:

On Aug 1, 2019, the Company entered in a business services agreement (the “Agreement”) with Business Instincts Group (“BIG”), a company that Cameron Chell, CEO and director has a material interest in that he previously controlled, , to provide: corporate development and governance, strategic facilitation and management, general business services, office space, corporate business development video content, website redesign and management, and online visibility management. The services are provided by a team of up to six consultants and the costs of all charges are based on the fees set in the Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the three months ended March 31, 2021, the company incurred fees of $43,500 compared to $70,350 in 2020. As at March 31, 2021, the Company was indebted to this company in the amount of $nil (December 31, 2020 - $nil).

On October 1, 2019, the Company entered into an independent consultant agreement (“Consultant Agreement”) with 1502372 Alberta Ltd, a company controlled by Cameron Chell, CEO and director, to provide executive consulting services to the Company. The costs of all charges are based on the fees set in the Consultant Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the three months ended March 31, 2021, the Company incurred fees of $53,764 compared to $24,150 in 2020. As at March 31, 2021, the Company was indebted to this company in the amount of $73,500 (December 31, 2020 - $321,741).

On July 3, 2020, the Company entered into an executive consultant agreement (“Executive Agreement”) with Scott Larson, a director of the Company, to provide executive consulting services, as President, to the Company. The costs of all charges are based on the fees set in the Executive Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the three months ended March 31, 2021, the Company incurred fees of $44,123. As at March 31, 2021, the Company was indebted to this company in the amount of $nil (December 31, 2020 - $153,887).

As at March 31, 2021, the Company had $92,250 (December 31, 2020 - $475,628) payable to related parties outstanding that were included in accounts payable. The balances outstanding are unsecured, non-interest bearing and due on demand.

Draganfly Inc.

Notes to the Condensed Consolidated Interim Financial Statements - Unaudited

For The Three Months Ended March 31, 2021

Expressed in Canadian Dollars

22.	RELATED PARTY TRANSACTIONS (CONT’D)

Key management compensation

Key management includes the Company’s directors and members of the executive management team. Compensation awarded to key management for the three months ended March 31, 2021 and 2020 included:

	March 31, 2021	March 31, 2020
Director fees	$86,691	$-
Management fees paid to a company controlled by CEO and director	53,764	-
Management fees paid to a company controlled by president and director	44,123	-
Management fees paid to a company controlled by a former director	45,000	30,000
Salaries	122,976	71,190
Salaries paid to the former owner of the Company	-	33,415
Share-based payments	680,097	271,639
Total	$1,032,651	$430,394

23.	FINANCE AND OTHER COSTS

	March 31, 2021	March 31, 2020
Accretion expense	$706	$-
Interest expense on lease liabilities	4,297	-
Interest income on GIC	(2)	(10)
Interest on outstanding trade payables and bank charges	1,404	4,016
	$6,405	$4,006

24.	GAIN ON SETTLEMENT OF DEBT

During the three months ended March 31, 2020, as a result of the transactions relating to the private placement and ensuing debt repayments, a gain of $67,493 was recognized on the settlement of outstanding debt.

25.	SUBSEQUENT EVENTS

Subsequent to March 31, 2021,

-	887,500 warrants were exercised for proceeds of $443,750.
-	910,000 stock options were granted to employees of the Company with an exercise price of $2.03 and expire 10 years from the date of grant. These stock options vest:
o	1/3 on the first anniversary;
o	1/3 on the second anniversary; and
o	1/3 on the third anniversary.
-	50,000 RSUs were granted to employees of the Company. These RSUs vest:
o	1/3 on the first anniversary;
o	1/3 on the second anniversary; and
o	1/3 on the third anniversary.
-	10,000 stock options were exercised for proceeds of $5,000.
-	124,999 RSUs vested and were exercised.